Exhibit 5.2

[Letterhead of McCarthy Tétrault LLP]

June 27, 2024

Enbridge Inc.

200 Fifth Avenue Place

425 1st Street S.W.

Calgary, Alberta

T2P 3L8

Dear Sirs/Mesdames:

Re:	Enbridge Inc. (the “Corporation”) Issue of 7.375% Fixed-to-Fixed Rate Subordinated Notes Due 2055 and 7.200% Fixed-to-Fixed Rate Subordinated Notes Due 2054

We have acted as Canadian counsel to the Corporation, a corporation governed by the Canada Business Corporations Act, in connection with the issue and sale by the Corporation of US$500,000,000 aggregate principal amount of 7.375% Fixed-to-Fixed Rate Subordinated Notes due 2055 and US$700,000,000 aggregate principal amount of 7.200% Fixed-to-Fixed Rate Subordinated Notes due 2054 (collectively, the “Debt Securities”), which are being issued pursuant to a trust indenture dated as of February 25, 2005 (the “Indenture”), as supplemented by the First Supplemental Indenture dated as of March 1, 2012 and the Eighth Supplemental Indenture dated as of June 28, 2021, each between the Corporation and Deutsche Bank Trust Company Americas (the “Trustee”) and the Thirteenth Supplemental Indenture and the Fourteenth Supplemental Indenture, each dated as of June 27, 2024 between the Corporation and the Trustee.

We understand that the Corporation has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-266405) on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, and that the Registration Statement includes the United States Basic Prospectus (which document is referred to as the “U.S. Basic Prospectus”). The U.S. Basic Prospectus as supplemented by a prospectus supplement thereto dated June 24, 2024, filed with the SEC is referred to as the “U.S. Final Prospectus”. We understand that the Debt Securities will be distributed in the United States pursuant to the U.S. Final Prospectus.

Scope of Review

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the Registration Statement, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Corporation dated June 27, 2024.

The opinions herein expressed are restricted to the laws of the Province of Alberta and the laws of Canada applicable therein in effect as of the date hereof.

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Corporation is validly existing as a corporation under the Canada Business Corporations Act.

2.	The Indenture has been duly authorized and, to the extent execution and delivery are governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, executed and delivered by the Corporation, and the provisions of the Indenture expressly stated therein to be governed by the laws of the Province of Alberta form a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

3.	The Debt Securities have been duly authorized and, assuming that the Debt Securities have been duly authenticated by the Trustee in the manner described in the Indenture and under New York law, to the extent issuance, execution and delivery are governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, issued, executed and delivered by the Corporation, and the provisions of the Debt Securities expressly stated therein to be governed by the laws of the Province of Alberta form a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

With respect to the opinions expressed in sections 2 and 3, the enforceability of the Indenture and the Debt Securities may be limited by:

(a)	any applicable bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights generally;

(b)	the qualification that the granting of equitable remedies such as specific performance and injunction are in the discretion of the court having jurisdiction;

(c)	the equitable or statutory power of the court having jurisdiction to stay proceedings before it and the execution of judgments;

(d)	the qualification that legal or equitable claims may become barred under laws regarding limitation of actions;

(e)	the qualification that the Currency Act (Canada) precludes a court in Canada from rendering a judgment in a currency other than Canadian dollars; and

(f)	a court’s discretion in:

(i)	enforcing any provision of any agreement providing that modifications, amendments or waivers of or with respect to any such agreement that are not in writing will not be effective;

(ii)	enforcing any section of the Indenture that purports to waive or limit rights or defences of a party;

(iii)	enforcing any provision of the Indenture that purports to sever from such agreement any provision that is found to be void or unenforceable; and

(iv)	treating as conclusive, final or binding those certificates and determinations of fact which the Indenture states are to be so treated.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, which forms a part of the Registration Statement, and to the use of this firm’s name under the caption “Validity of Securities” in the U.S. Final Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ “McCarthy Tétrault LLP”